EXHIBIT 10.35

[Anheuser-Busch Letterhead]

November 20, 2013

Mark Moreland
EVP & Chief Financial Officer
Craft Brew Alliance, Inc.
929 N. Russell Street
Portland, Oregon   97227

Re:   Amended and Restated Master Distributor Agreement (“Distributor Agreement”) dated as of May 1, 2011 between Anheuser-Busch, LLC, as successor in interest to Anheuser-Busch, Incorporated (“AB”) and Craft Brew Alliance, Inc., f/k/a Craft Brewers Alliance, Inc. (“CBA”)

Dear Mark:

Pursuant to Section 7.03(iii) of the Distributor Agreement, AB has the right to terminate the Distributor Agreement if Terry Michaelson ceases to function as the chief executive officer of CBA and a successor to Mr. Michaelson satisfactory to AB is not appointed as his successor.

We understand that Terry Michaelson may resign as chief executive officer of CBA and be replaced by Andrew Thomas.

ABI regards Andrew Thomas as a satisfactory successor to Terry Michaelson and confirms that its rights under Section 7.03(iii) of the Distributor Agreement will not arise upon the resignation of Terry Michaelson and the concurrent appointment of Andrew Thomas as chief executive officer of CBA.

The parties further agree that, on and after the effective date of the resignation of Terry Michaelson and the appointment of Andrew Thomas as chief executive officer of CBA, Section 7.03(iii) shall be amended to read as follows:

7.03              ABI shall have the right and option to terminate this Agreement at any time upon six months’ prior written notice to CBA, in the event:

(iii)   The chief executive officer of CBA (Andrew Thomas) ceases to function as  chief executive officer and within six months of such cessation  an individual serving as chief executive officer satisfactory in the sole, good faith discretion of ABI is not serving as chief executive officer of CBA.

All other provisions of the Distributor Agreement shall remain in full force and effect (including the remaining provisions of Section 7.03).

The provisions of this letter agreement shall be of no continuing effect if the effective date of the resignation of Terry Michaelson and appointment of Andrew Thomas does not occur on or prior to March 31, 2014.

Please indicate your agreement to the foregoing by executing and returning this letter agreement.

Very truly yours,

/s/ E. Donald Johnson	/s/ Thomas Larson
E. Donald Johnson	Thomas Larson
Vice President, Business	Assistant Secretary
and Wholesaler Development

Agreed to by:

Craft Brew Alliance, Inc.

By:	/s/ Mark Moreland
Mark Moreland
EVP & Chief Financial Officer